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                                                                    EXHIBIT 99.1

WEDNESDAY OCTOBER 18, 9:02 AM EASTERN TIME


PRESS RELEASE

SOURCE: STATION CASINOS, INC.

STATION ANNOUNCES NEW BUYER FOR MISSOURI ASSETS; AGREEMENT TO PURCHASE THE RESERVE HOTEL & CASINO

LAS VEGAS, Oct. 18 /PRNewswire/ -- Station Casinos, Inc. ("Station" or "the Company") (NYSE: STN - NEWS) today announced it has entered into a definitive agreement to sell Station Casino St. Charles and Station Casino Kansas City to Ameristar Casinos, Inc. ("Ameristar") for $475 million in cash. The Company's previously announced agreement with its Midwest management team has been terminated and will be superceded by the agreement with Ameristar.

The Company has also signed an agreement to purchase The Reserve Hotel & Casino ("The Reserve") in Henderson, Nevada for $70 million. The Reserve opened in February 1998 primarily serving customers in Henderson, Nev., America's fastest-growing city over the past six years. Situated on 33 acres at the intersection of Interstate 215 and Interstate 515, The Reserve includes approximately 42,000 square feet of casino space (with 1,430 slot machines, 26 table games, a sports book, keno and bingo), a 224-room hotel, six restaurants, 1,900 surface parking spaces and meeting space. The Reserve has been master planned to accommodate phased expansions of the gaming areas, additional hotel rooms, multi-level parking and other amenities. The Reserve purchase agreement is subject to termination if the Missouri asset sales are not completed and is also subject to the completion of due diligence on the property.

Both transactions are subject to certain customary contingencies, including the respective purchaser's receipt of regulatory approvals. In connection with these transactions, Ameristar has announced it has obtained financing commitments from affiliates of Deutsche Bank AG. Wasserstein Perella & Co. acted as financial advisor to Station with respect to the Missouri transactions.

Frank J. Fertitta III, chairman and chief executive officer of Station, stated, "Ameristar has a solid track record in emerging gaming markets and has shown considerable interest in establishing a presence in Missouri for some time. We are pleased that they have decided to retain our Midwest management team, who will certainly add value and continuity to this transaction. The sale to

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Ameristar also presents an excellent opportunity to continue to reinvest the funds from the divestiture of our Missouri assets and expand our presence in Las Vegas with the purchase of The Reserve. In The Reserve, we obtain a virtually new plant at a discount to replacement cost. While the purchase of The Reserve is subject to further due diligence, we believe we can improve operations to make this a very attractive investment for our shareholders."

Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, the Santa Fe Station Hotel & Casino, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel & Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri. In addition, the Company has also entered into an agreement to purchase the Fiesta Casino Hotel in North Las Vegas, Nevada. The Fiesta acquisition is expected to close prior to January 31, 2001.

This press release may be deemed to contain certain forward-looking statements with respect to the business financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, competition from other gaming operations, construction risks, and licensing and other regulatory risks.

Further information on potential factors which could affect the business financial condition, results of operations, dispositions, acquisitions, and expansion projects of the Company and its subsidiaries, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-71227. The Company's 1999 Annual Report is available to view on its website at WWW.STATIONCASINOS.COM.


SOURCE: STATION CASINOS, INC.